Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
100F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Eltek Ltd.’s statements included under Item 16F of its Form 20-F dated April 8, 2025 and we agree with such statements contained therein with regard to our firm, except that we are not in a position to agree or disagree with the other statements of the registrant included in Item 16F.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel

April 8, 2025